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                              CONTRACT RELATING TO
                           DELIVERY OF RECYCLED WATER
                     TO DOMINGUEZ WATER CORPORATION AND ARCO


     This Contract is entered into as of November 17, 1997 by and among West Basin Municipal Water District, a California Municipal Water District (hereinafter "West Basin"), ARCO Products Company, a division of Atlantic Richfield Company, a Delaware corporation (hereinafter "ARCO"), and Dominguez Water Corporation, a California corporation (hereinafter "Dominguez").

                                      RECITALS

     A. ARCO operates a refinery in the City of Carson, California (the "ARCO Refinery"). The ARCO Refinery has purchased potable water from Dominguez, and has also obtained water from other sources, including pumping ground water from wells. ARCO uses the water in its refinery cooling, process and boiler feedwater systems.

     B. West Basin encourages use of recycled water for various uses, including industrial and irrigation uses, and intends to extend two pipelines to an agreed to point of connection, one delivering reverse osmosis treated recycled water ("R/O Water") and the other delivering nitrified recycled water ("Nitrified Water") to a location near the ARCO Refinery. West Basin wishes to supply recycled water to the ARCO Refinery to meet a portion of ARCO's cooling tower needs.

     C. West Basin is willing to finance, construct, own and operate a microfiltration/reverse osmosis and nitrification water treatment plant ("Plant") and other facilities to enable the ARCO Refinery to use a significant quantity of recycled water.

     D. West Basin is willing to sell recycled water to Dominguez for resale to the ARCO Refinery. West Basin will sell recycled water to Dominguez. Dominguez will sell that recycled water to ARCO.

     E. Dominguez obtains potable water for delivery to ARCO from groundwater supplies and through purchases of imported water from West Basin. ARCO's use of recycled water will reduce, but not entirely eliminate, ARCO's reliance on potable water delivered by

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Dominguez.  During the foreseeable future, ARCO will also continue to purchase potable water from Dominguez, under such tariffs as may exist from time to time.

     F. Dominguez will finance recycled water facilities (hereinafter "Dominguez Facilities"). The Dominguez investment in the Dominguez Facilities is an important element of providing recycled water service to ARCO. West Basin or ARCO will not have any obligation to finance Dominguez Facilities.

     G. This Agreement includes attached Exhibits. In the event of a conflict between the language of this Agreement and the attached Exhibits, this Agreement shall prevail.

     NOW, THEREFORE, West Basin, Dominguez, and ARCO agree as follows:

     1.   SCHEDULE

     A. CONSTRUCTION. Each party hereto covenants and agrees to exercise its best efforts to perform its respective promises and obligations, and to design, construct and place into operation, such items as is its responsibility in accordance with the time schedule attached hereto as Exhibit 1. The parties mutually agree to cooperate and to provide reasonable support for each other in order to minimize delay in the performance of their respective obligations.

     B. ARCO OBLIGATION TO TIMELY COMPLETE REFINERY PIPING. ARCO shall exercise its best efforts to complete construction of the Refinery Piping in order to enable it to take delivery of treated recycled water at the Metering Facility and use such water in the cooling towers by such time as the Plant is completed. However, ARCO shall not be obligated to begin construction of the Refinery Piping until after West Basin obtains a permit from the appropriate regulatory agency for the discharge of the Plant waste water streams. West Basin is obligated to obtain the Plant's waste water streams discharge permit within the period specified in Exhibit 1. If the Plant is ready to commence delivery of recycled water at the Metering Facility, and the Refinery Piping is not complete to take such deliveries, West Basin may nonetheless declare the Commencement Date for purposes of Section 9(A) hereby has occurred as of the day the R/O Plant is ready and physical capable of making delivery hereunder. However, any delay by West Basin in obtaining said permit past the period specified in Exhibit 1 shall extend ARCO's obligation to complete construction of the Refinery Piping on a day for day basis, and similarly extend West Basin's ability to declare the Commencement Date for purposes of Section 9(A) on a day for day basis.

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     2.   PIPELINES

     West Basis will design and construct an extension of its existing recycled water pipeline system (hereinafter the "Pipeline") from its current recycled water distribution system to serve the Plant and thence from the Plant to serve
the ARCO Refinery.   Such construction is a prerequisite to delivery of recycled water under this Agreement. Construction of the Pipeline shall be done at no direct cost and expense to either Dominguez or ARCO, although the parties acknowledge that West Basin will be recovering the cost of capital facilities, including the Pipeline, through its general water rates and charges applied to its customers, including Dominguez and ARCO. West Basin currently intends to complete such construction of the Pipelines within 20 months from the date of this Agreement.

     3.   REVERSE OSMOSIS PLANT, REFINERY PIPING AND RELATED FACILITIES

     A. DESIGN RESPONSIBILITY. West Basin will design the following items or facilities: the "Plant", the Pipeline and a piping system and appurtenances for the disposal of waste water streams from the Plant (the "Discharge System"). ARCO will design a piping system and associated control equipment and instrumentation within the ARCO Refinery necessary and required to permit use of the output of the Plant in the ARCO Refinery cooling tower water system (the "Refinery Piping"). Dominguez will specify and approve the design of the Metering Facility described on Exhibit 3A. Dominguez will design the Dominguez
Facilities.   The Plant, together with its ancillary facilities, is generally described in the description incorporated in Exhibit 3A attached hereto. The Plant, the Discharge System, and the Refinery Piping, along with other ancillary facilities mentioned in Exhibit 3A are sometimes collectively referred to as "Improvements". West Basin shall not have any obligation to pay for any facilities not included in such Improvements.

     B. PERMITTING RESPONSIBILITY. West Basin will obtain permits and environmental approvals for design, construction and operation of the Plant, pipelines and Discharge System. Dominguez will obtain permits and environmental approvals for design, construction and operation of any facilities it may construct. ARCO will obtain permits and environmental approvals for design, construction and operation of the Refinery Piping.

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     C.   COORDINATION PRIOR TO AND DURING CONSTRUCTION.

          (1) PROJECT MANAGEMENT TEAM. West Basin, ARCO and Dominguez, through a project management team, will coordinate design and construction of the Improvements to: (i) maintain schedule; (ii) avoid disruption in ARCO, West Basin, and Dominguez operations; and (iii) protect ARCO, West Basin and Dominguez property. Exhibit 3A is the final pre-construction report, which has been approved by West Basin and ARCO.

          (2) PROGRESS REPORTS. From time to time during the design, and on a monthly basis once construction starts, the project management team shall deliver project progress reports to the West Basin, ARCO and Dominguez Project Managers. The Refinery Piping progress and cost control report shall state the actual expenditures to date and projections for future expenditures. They shall also include reports or proposals for any scope change of the project.

          (3) ADDITIONAL FACILITIES. ARCO may wish to construct additional facilities appurtenant to, or in addition to the Refinery Piping or may wish to substitute for equipment and materials of greater value. ARCO shall pay for the costs of such additional facilities or substitutions.

          (4) FINAL COST REPORT. After completion of construction of the Refinery Piping, ARCO will prepare and deliver to West Basin a final written accounting and report..

     D.   CONSTRUCTION.

          (1) West Basin will construct the Plant, Discharge System and Metering Facility in accordance with plans, specifications, applicable regulations, codes and ordinances, and commonly accepted water supply industry standards.

          (2) ARCO will construct the Refinery Piping in accordance with plans, specifications, applicable regulations, codes, and ordinances and ARCO's engineering standards and specifications.

          (3) Responsibility for any ancillary items to be constructed as part of the Improvements, shall be as determined by the project management team.

     4.   OPERATOR

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     A.   OPERATION OF IMPROVEMENTS.

          (1) INITIAL OPERATOR. West Basin shall own, maintain and operate the Plant and Discharge System. West Basin shall obtain permits necessary and bear the cost, expense and responsibility for the disposal of the Plant's waste water streams. West Basin may contract with Dominguez or third parties to provide such maintenance and operation, but shall be responsible for the work. Dominguez shall operate and maintain the Metering Facility. Parties shall maintain the Improvements they are obligated to operate in good working condition.

          (2) MAINTENANCE AND OPERATIONS COMMITTEE. The parties shall designate representatives to a Maintenance and Operations Committee for the Improvements. The committee shall confer at least quarterly, or more often as needed, for purpose of scheduling maintenance and planned shutdowns of the Plant, the Discharge System, the Refinery Piping, or Metering Facility. The Committee shall coordinate maintenance and operating activities and minimize disruption of the other parties' operations.

     B.   DAMAGE OR DESTRUCTION OR LOSS OF PLANT AND OTHER IMPROVEMENTS.

          (1)  PLANT AND DISCHARGE SYSTEM.   West Basin shall repair or
replace any damage to or destruction of the Plant or Discharge System arising from West Basin's negligence or of the negligence of the operator of the Plant or Discharge System. West Basin shall also carry insurance or provide self insurance covering such losses. In the event of casualty or loss, damage or destruction of the Plant or Discharge System, West Basin shall apply any insurance proceeds received (after first consulting with ARCO) solely for the purposes of either reducing the unamortized amount of the Fixed Capital Charges, or for reconstructing and repairing the damaged or destroyed portion of the Plant or Discharge System.

          (2)  REFINERY PIPING.   ARCO shall repair or replace any damage to
or destruction of the Refinery Piping arising from ARCO's negligence. ARCO shall also carry insurance or provide self insurance covering such losses. In the event of casualty loss, damage or destruction of the Refinery Piping, ARCO shall apply insurance proceeds received to reconstruct and repair the damaged portion of the Refinery Piping System, to construct a functional equivalent.

          (3)  METERING FACILITY   Dominguez shall repair or replace any damage
to or destruction of the Metering Facility arising from Dominguez's negligence. Dominguez shall also carry insurance or provide self insurance covering such losses.

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     C.   METERING AND CALIBRATION RIGHTS.  The quantities of Plant effluent sold and delivered hereunder, shall be determined by measurements taken by meters installed at the Metering Facility located adjoining ARCO's property line
on 223rd Street just east of the Dominguez Channel.   The meters shall be
maintained and calibrated by Dominguez in accordance with AWWA standards, and shall be tested and calibrated at least annually. The results of such calibrations shall be furnished to the parties. If there is a dispute about the accuracy of any meter, a party may request that the meter be calibrated by an independent engineer or consultant experienced in such calibrations. The parties may have representatives present and observing at the time of recalibration. If the meter is in error by more than five per cent (5%), Dominguez shall pay for its recalibration. If the meter is in error by more than eight per cent (8%), then charges paid on the basis of that meter's readings during a period of not more than twelve months preceding the date of the recalibration shall be adjusted to correct the erroneous billings due to meter error. If the meter is in error by less than five per cent (5%), the meter shall be recalibrated, but the party requesting the calibration shall pay for the cost of the calibration.

     5.   PURCHASE OF OUTPUT

     A.   GENERAL.   West Basin shall make available up to 5,100 acre-feet per
year of R/O Water and up to 900 acre-feet per year of Nitrified Water meeting the standards and specifications set forth in Exhibit 4A hereof. ARCO shall purchase and use a quantity of Nitrified Water equal to seventeen and one-half percent (17.5%) of the daily use of R/O Water. At an annual production of 5,100 acre-feet of R/O water, the Nitrified Water production is approximately 900 acre-feet per year. Failure to take the obligated amount of Nitrified Water shall not relieve ARCO of the obligation to pay Fixed Capital Charges and variable commodity charges associated with said Nitrified Water. ARCO may, but shall not be obligated to, purchase any output of the Plant not meeting the standards and specifications set forth on Exhibit 4A hereof.

     B. DEFICIENT QUALITY. West Basin shall immediately undertake to correct the situation, if the Plant output contains quantities of minerals in excess of the maximum amounts listed on Exhibit 4A, (a "water quality deficiency"). The following remedies shall apply if West Basin is unable to correct the water quality deficiency within 90 days after receiving notice from ARCO:

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          (1)  COMPENSATION FOR A WATER QUALITY DEFICIENCY.  ARCO may continue to purchase the output of the Plant if the water quality deficiency is not corrected within 90 days from the date of ARCO's notice to West Basin. However, West Basin shall compensate ARCO to the extent ARCO can demonstrate direct
operating cost impacts as a result of a water quality deficiency.   The
resulting compensation will be retroactive to the date of ARCO's notice to West Basin and will continue until the water quality deficiency is remedied.

          (2)  SUSPENSION OF ALL PAYMENTS AND TERMINATION OF AGREEMENT.
If the water quality deficiency has not been corrected within a period ending 24 months from the date of ARCO's notice to West Basin, ARCO may either: (a) continue to purchase water from the Plant with compensation from West Basin in accordance with Subsection 5B(1); or (b) give written notice to West Basin declaring ARCO's intent to cease to purchase the output of the Plant and to suspend payments to West Basin. Effective upon receipt of such notice, this Agreement shall be terminated, and ARCO shall have no further obligation to West Basin, other than that set forth in Subsection 5B(3).

          (3)  WEST BASIN OPPORTUNITY TO CURE AND REINSTATE AGREEMENT FOLLOWING
TERMINATION.   Notwithstanding ARCO's exercise of its option to terminate pursuant to Subsection 5B(2) above, the Agreement may be reinstated if West Basin can modify or alter the Plant to such configuration that the Plant can deliver the contracted for quantities of water meeting the quality specifications set forth on Exhibit 4A to ARCO within a period of not more than 48 months following ARCO's notice of termination. ARCO shall then be obligated to perform its obligations under the Agreement for the remaining term of the Agreement so long as the Plant continues to deliver water meeting the quality and quantity specifications of this Agreement. The number of months during which the Agreement was deemed terminated shall be added to the existing term of the Agreement.

     6.   CAPITAL COSTS

     A. GENERAL. West Basin shall pay for the cost of design and construction of the Refinery Piping including permits necessary for construction up to Four Million Eight Hundred Thousand Dollars ($4,800,000.00) plus twenty (20%)
contingency as detailed in Subsection 6B(1).   West Basin represents and
warrants the Refinery Piping and Dominguez represents and warrants the Metering Facilities placed on ARCO property are not subject to any encumbrance lien, mortgage or security interest of any kind. Further, West Basin represents and warrants that

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it will not suffer any encumbrance, lien, mortgage or security interest of any kind to be placed on ARCO's property.

     B.   REIMBURSEMENT OF ARCO FOR REFINERY PIPING.

          (1)  REIMBURSEMENT OF ARCO.   West Basin shall reimburse ARCO for
costs incurred by ARCO to construct the Refinery Piping up to a maximum of Four Million Eight Hundred Thousand Dollars ($4,800,00.00) plus a twenty per cent (20%) contingency for the direct costs of designing and constructing the Refinery Piping, as generally described in Example 3A, to distribute water to the cooling towers within the refinery from the Metering Facility. Use of the contingency, if necessary, will be for Improvements identified within the scope of the project and shall be subject to approval by West Basin. West Basin's
approval shall not be unreasonably withheld.   On a monthly basis, ARCO shall
submit statements to West Basin itemizing ARCO's costs incurred to design and construct the Refinery Piping, together with such supporting data for such costs as West Basin may reasonably request. West Basin will pay ARCO's statements within 30 days of receipt of same.

          (2)  REIMBURSEMENT OF WEST BASIN.   Dominguez shall reimburse West
Basin for the cost of designing and constructing the Metering Facility. Upon completion of construction of the Metering Facility, West Basin will prepare a final accounting of the cost of such facilities, and submit such account, together with an invoice to Dominguez. Dominguez will pay West Basin's invoice within 30 days of same.

     C.   FIXED CAPITAL CHARGES PAYMENT BY ARCO TO WEST BASIN

          (1)  FIXED CAPITAL CHARGES INVOICE.   West Basin shall invoice ARCO on
the 10th of each month following the Commencement Date, as defined in Section 9A, for fixed capital charges (the "Fixed Capital Charges"). ARCO shall pay such invoices on or before the 10th of the following month.

          (2)  FIXED CAPITAL CHARGE.   The Fixed Capital Charge shall be One
Hundred Seventy Eight Thousand Dollars ($178,000.00) per month beginning upon the Commencement Date.. If ARCO fails to timely complete the Refinery Piping and West Basin Declares the Commencement Date as set forth in Section 1(B), ARCO will pay West Basin the Fixed Capital Charges, as set forth herein above, until such a time ARCO has completed Refinery Piping and began taking full delivery of Plant output water.

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          (3)  PRORATION OF FIXED CAPITAL CHARGES FOR QUANTITY SHORTFALL..
ARCO's obligation to pay Fixed Capital Charges shall be prorated if West Basin is unable to deliver recycled water to the Plant in sufficient quantities to yield an annual output of 5,100 acre feet R/O Water and 900 acre-feet of Nitrified Water (6,000 acre-feet total) or more, and such inability to deliver recycled water lasts for more than 90 days. The proration of Fixed Capital Charges shall be made based on actual volumes of Plant output received by the ARCO Refinery, divided by 6,000 acre feet per year ("AFY"). The proration clause shall not apply if ARCO decides to reduce its take of Plant output below 6,000 AFY, and such reduction is not due to any deficiency or shortfall in plant performance or failure to supply recycled water. When ARCO's obligation to pay Fixed Capital Charges has been suspended or prorated either pursuant to this Subsection 6C(4), or pursuant to Subsection 5B(2), West Basin shall continue to accrue the Fixed Capital Charges on its accounting records. The Fixed Capital Charge payments during the remainder of the term of this Agreement shall be adjusted to correct the under-collection of capital costs if the Plant deficiencies or recycled water supply deficiencies are subsequently corrected and Plant output is restored above 6,000 AFY, averaged over the life of the Plant to date.

          (4)  ADJUSTMENT TO FIXED CAPITAL CHARGES BASIN ON TECHNOLOGY OR
REGULATORY CHANGES.    ARCO's obligation to pay Fixed Capital Charges under
Section 6C hereof may be reduced through the sale by ARCO of the right to purchase recycled water on the same terms and conditions herein, if any of the following events have occurred: (i) the ARCO Refinery cuts crude rates significantly such that overall cooling tower makeup water requirements drops by more than twenty percent (20%) from the level of such requirements as at the Commencement Date and such reduction also requires a reduction in usage of Plant effluent; (ii) Technology advances in cooling systems make cooling towers obsolete; (iii) the Los Angeles County Sanitation District, the Southern California Air Quality Management District, or the Environmental Protection Agency or other responsible regulatory agency implements or imposes cooling tower restrictions that economically can only be adhered to by reducing usage of recycled water; (iv) Technology advances in chemical treatment or water conservation reduce cooling tower water makeup below the Plant production capacity; or (v) Other regulatory or environmental or technical changes occur such that the ARCO Refinery's need for Process Water is reduced. Such a sale by ARCO shall not relieve ARCO of the obligation to pay such Fixed Capital Charges, if the purchaser thereof fails to make such payments unless such a sale is consented to by West Basin. If the fixed capital charges are reduced as set forth above, the remaining Fixed Capital Charges shall be prorated by dividing the number of AFY of R/O Water actually delivered from the effluent of the Plant to ARCO by 6,000 AFY.

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          (5)  REDUCTION OF FIXED CAPITAL CHARGES.  After 15 years from the
Commencement Date, ARCO may, upon one year's notice, reduce its right to purchase recycled water and proportionately its Fixed Capital Charges to the extent West Basin or ARCO can sell ARCO's right to purchase such water to others, on the same terms and conditions herein. Such a sale by ARCO shall not relieve ARCO of the obligation to pay such Fixed Capital Charges, if the purchaser thereof fails to make such payments unless such a sale is consented to by West Basin.

          (6) CAPITAL REDUCTION CREDIT. ARCO shall receive from West Basin annually, for the Initial Term of the Agreement, a capital reduction credit of up to Six Hundred Twenty Five Thousand Dollars ($625,000.00) to account for the portion of the treatment plant construction which is reserved to serve other West Basin customers. West Basin's obligation to provide the capital reduction credit shall be prorated if ARCO purchases less than 6,000 acre-feet of Plant effluent in any given year. The proration of the capital reduction credit shall be determined by dividing the number of AFY of Plant effluent actually delivered to ARCO by 6,000.

     D. PREPAYMENT AND CALCULATION OF REMAINING PORTION OF THE FIXED CAPITAL CHARGES. ARCO may prepay the Fixed Capital Charges in accordance with this
Section 6D at any time. For purposes of calculating the remaining portion of Fixed Capital Charges under this Agreement, the remaining portion of the Fixed Capital Charges shall be equal to the amount shown in Exhibit 6D.

     7.   VARIABLE COMMODITY CHARGES

     A.   WEST BASIN CHARGES TO DOMINGUEZ.   Dominguez will pay West Basin a
variable commodity charge and treatment surcharges, based on the quantity of recycled water metered at the Metering Facility, and calculated using the prices for recycled water West Basin establishes annually. The variable charges for recycled water delivered from the Plant will be the West Basin recycled water rate applicable throughout the West Basin service area plus a treatment surcharge for Nitrified Water and a treatment surcharge for R/O Water. An exemplar of West Basin's current commodity charges and treatment surcharges effective July 1, 1997, and their tiered nature is attached as Exhibit 7B hereto. The variable commodity charge includes all maintenance and operating charges, including routine-in-kind membrane replacement, for the Plant. If ARCO fails to timely complete the Refinery Piping and West Basin declares the Commencement Date as set forth in Section 1(B), Dominguez will pay West Basin a variable

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commodity charge and treatment surcharges equivalent to a delivered quantity of
Fourteen (14) acre-feet per day of R/O Water and 2.5 acre-feet per day of Nitrified Water until at such a time ARCO has completed the Refinery Piping and began taking full delivery of Plant output water.

     B. WEST BASIN FUTURE PRICING.

     West Basin's policy is to price recycled water so that it is economical to the customer when compared to alternate supplies and the costs of using other water of poorer quality, including increased chemical costs and life of equipment. To ensure recycled water remains economical, West Basin shall not increase the effective commodity rate for recycled water sold to Dominguez, or to any other entity selling the output of the Plant to ARCO, over the life of the agreement on a cumulative basis by an amount greater than the increase in the West Basin effective commodity rate for potable water from the Metropolitan Water District of Southern California during the same preceding period. West Basin's potable water supplier may make significant price increases in one year and not raise the price again for a period of several years. West Basin in turn may want to increase the charge for recycled water on a different time schedule spreading it over several years. The "cap" provided by this Subsection 7C(2) shall only apply if ARCO takes the lesser of 6,000 AFY of Plant output, or Plant output capacity.

     C.   DOMINGUEZ RESALE TO ARCO.

          (1) DOMINGUEZ BILLING TO ARCO. Dominguez shall bill ARCO for Plant output water based upon the quantity of recycled water delivered by West Basin to the Metering Facility. If ARCO fails to timely complete the Refinery
Piping and West Basin declares the Commencement Date as set forth in Section 1(b), Dominguez shall bill ARCO a variable commodity charge and treatment surcharges equivalent to a delivered quantity of Fourteen (14) acre-feet per day of R/O Water and 2.5 acre-feet per day of Nitrified Water until at such time ARCO has completed the Refinery Piping and began taking full delivery of Plant output water. Dominguez will invoice ARCO on a monthly basis, and payment shall be made within 19 days of receipt of invoice.

          (2) DOMINGUEZ TARIFF FOR RECYCLED WATER SOLD TO ARCO. The billing will be done pursuant to a tariff to be established by Dominguez, which will pass through the commodity and treatment surcharge cost of the recycled water delivered by West Basin to the Metering Facility, less capitalization costs for Dominguez Facilities, as described in Exhibit 7D. The billing shall also include charges for recycled water delivered to the Metering Facility,

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calculated on a per acre-foot basis, sufficient to make up Dominguez's lost margin and any difference in the borrowing cost between Dominguez and West Basin on Dominguez Facilities. Until the PUC issues a decision on Dominguez' request for inclusion of Dominguez Facilities in its rate base, lost margin will be Dominguez's lost margin on sales of potable water it would have made to ARCO but for the fact of sales of Plant output water to ARCO under this Agreement. Dominguez will use its best efforts to establish the lost margin equal to the difference between its potable water tariff rate and its costs of potable water from West Basin. An exemplar of Dominguez's proposed method of billing and adjustment for capitalization costs is attached as Exhibit 7D. When tariffs from Dominguez's next general rate case become effective, lost margin will be calculated in accordance with general rate making policies and procedures of the California Public Utilities Commission at the time.

          (3) WEST BASIN PRICE ADJUSTMENT TO DOMINGUEZ. West Basin's price adjustment to Dominguez for recycled water delivered to the Metering Facility shall equal capitalization costs for Dominguez Facilities fully amortized over 25 years using West Basin's effective total average rate of debt issued for construction of West Basin's facilities. That adjustment is calculated by computing what West Basin's total debt service costs on the Dominguez Facilities would have been if Domimguez had not elected to construct such facilities. As shown on Exhibit 7D the intent of the parties is to apply this price adjustment only to those quantities of recycled water delivered in excess of 200 acre-feet per month (currently estimated to be 3,600 acre feet per year).

     8. EASEMENT FOR METERING FACILITIES. ARCO will provide Dominguez an easement for the location of the Metering Facility.

     9.   TERM

     A    INITIAL TERM.  The Initial Term of this Agreement shall be for a period of 25 years commencing upon the date of the first commercial delivery to ARCO of recycled water processed through the Plant, (the "Commencement Date") or such earlier date as provided in Section 1(B) unless: the parties agree to extend the Term of the Agreement; or the Term of the Agreement is extended pursuant to Subsection 5(b)(3). Within 30 days after such first delivery, West Basin will deliver a written notice to ARCO and Dominguez specifying the Commencement Date. The Commencement Date shall not be later than the date the first payment is made by ARCO. The Initial Term shall terminate upon prepayment of all Capital Charges as provided for in Subsection 6D.

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     B.   EARLY TERMINATION AND PAYMENT IF REFINERY CEASES OPERATIONS.

          If the ARCO Refinery permanently ceases operation at any time it shall notify West Basin of its intent to cease operations. ARCO shall either 1) pay West Basin the remaining unamortized portion of the Fixed Capital Charges as shown in the buyout schedule Exhibit 6D minus the salvage value of the treatment facilities capacity rights owned by ARCO within 180 days of cessation of Refinery operations, and the Agreement shall be terminated upon the making of such payment, or shall 2) pay West Basin the remaining unamortized portion of the Fixed Capital Charges as shown in the buyout schedule Exhibit 6D plus One Hundred Dollars ($100.00) and invoke the Purchase Option for Plant capacity rights as provided for in Subsection 13(B), within 180 days of cessation of Refinery operations, and the Agreement shall be terminated upon the making of such payment..

     C. PREPAYMENT OF FIXED CAPITAL CHARGES. Notwithstanding any prepayment of Fixed Capital Charges by ARCO or purchase of capacity rights the Improvements shall continue to be operated by West Basin, for the Initial term of this Agreement. Unless ARCO and West Basin expressly agree to the contrary, maintenance, operation, pricing and supply of recycled water shall continue in accordance with the terms of this Agreement.

     D. OBLIGATION TO TAKE RECYCLED WATER CEASES ON TERMINATION. If this Agreement expires or is terminated pursuant to any provision hereof, ARCO's obligation to take recycled water shall cease effective upon the date of termination or expiration.

     10.  AUDIT PROVISION

     A. AUDIT OF CONSTRUCTION COSTS. ARCO shall maintain accurate records of the cost of any construction for which it is to be reimbursed by West Basin under this Agreement. Those records shall be maintained for at least two years after completion of the work, and shall be available for inspection and copying on reasonable notice during normal business hours at the offices of the party maintaining the records.

     11.  ENVIRONMENTAL AND REGULATORY COMPLIANCE

     West Basin as the constructor and operator of the Plant and Discharge System shall comply with applicable environmental and other laws, rules and regulations governing the Plant and Discharge System whether such laws relate to design, construction, operation or maintenance of the Plant and Discharge System. In particular, West Basin shall be responsible for obtaining, and for complying with the terms and conditions of, any necessary permits for discharge of Wastewater from the Plant. ARCO as constructor and operator of the Refinery Piping shall comply with applicable environmental and other laws, rules and regulations governing the Refinery Piping whether such laws relate to design, construction, operation or maintenance of the Refinery Piping. Each party shall indemnify and hold the other harmless for any breach of an obligation to comply with the requirements of this Section 11. This obligation to comply with laws rules and regulations shall be included in any contract with any contractor or subcontractor of the parties which may be engaged to construct, operate or maintain the Plant, Discharge System and Refinery Piping.

     12.  TITLE TO WATER

     A. TITLE AND OWNERSHIP OF WATER FROM PLANT. West Basin will sell recycled water based upon flow to the Metering Facilities. West Basin will hold title to and risk of loss of the recycled water and effluent until it reaches the Metering Facility.

     B. TITLE AND OWNERSHIP OF WATER AT METERING FACILITY. Title to and ownership of Plant output water will pass to Dominguez immediately upstream of the Metering Facility. Title to and risk of loss of Plant output water will pass to ARCO immediately downstream of the Metering Facility.

     13.  ARCO OPTION TO PURCHASE REFINERY PIPING AND CAPACITY RIGHTS

     A. PURCHASE OPTION FOR REFINERY PIPING. At its option, ARCO may purchase the Refinery Piping from West Basin at any time during the Initial Term or any extended terms of this Agreement. The purchase price for the Refinery Piping shall be the greater of (i) the unamortized portion of the Fixed Capital Charges allocable to the Refinery Piping computed in accordance with Subsection 6D or
(ii) its depreciated book value at the time of purchase. Such option may be exercised by ARCO's giving written notice to West Basin. West Basin shall transfer title and ownership of the Refinery Piping to ARCO at the option price within 90 days after receiving such written notice of exercised of option.

     B.   PURCHASE OPTION FOR PLANT CAPACITY RIGHTS.

          ARCO may purchase capacity rights in the Plant for 5,100 acre-feet per year of R/O Water and 900 acre-feet per year of Nitrified Water from West Basin at an option price of One Hundred Dollars ($100.00) at the end of the Initial Term of this Agreement or upon prepayment of all Capital Charges as provided for in Subsection 6(D). ARCO may exercise these purchase options by giving West Basin written notice of exercise of option not less than 90 days prior to the end of the Initial Term. If such notice is given, West Basin will transfer ownership of and title to the capacity rights to ARCO effective upon expiration of the Initial Term.

     14.  CHANGES IN TECHNOLOGY/BUSINESS ENVIRONMENT

     A. OPPORTUNITIES TO REDUCE COSTS. The parties recognize new opportunities may develop to better manage the Plant and on-site water systems. The parties will work in good faith to cooperate with each other to take advantage of these opportunities.

     B. RELIEF FOR A SEVERELY DISADVANTAGED PARTY. If any party believes changes in the business environment have put it in a severe disadvantage in performing this Agreement, it may approach the other parties and ask for relief. The parties will discuss such request in commercial good faith, recognizing each party is entitled to the benefit of its bargain, but no party should suffer extreme detriment.

     15.  TAXES

     A. PAYMENT BY ARCO. ARCO shall pay taxes, assessments, fees or charges applicable to the Refinery Piping.

     B. PAYMENT BY WEST BASIN. West Basin shall pay taxes, assessments, fees or charges applicable to the Plant and Discharge System.

     C. INVESTMENT TAX CREDIT. At its own option, ARCO may claim the California Manufacturers Investment Credit and the amount of such qualified cost upon which sales or use tax has been paid or deemed paid under the regulation of the Franchise Tax Board. West Basin does not warrant that ARCO will be found eligible for such credits.

     16.. MISCELLANEOUS

     A. CHOICE OF LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California.

      B. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement, and its terms, covenants and conditions apply to and are binding upon the successors and assigns of the parties hereto.

     C. NOTICES. Notices given pursuant to the terms of this Agreement or necessary to carry out its provisions, shall be in writing and delivered personally to the person to whom the notice is to be given, or when deposited in the U.S. Mail, postage prepaid, addressed to such person, or when sent by facsimile to the phone number listed below, with a confirming copy sent by U.S. Mail. The addresses and phone numbers of the parties for this purpose shall be:

          ARCO:     ARCO Products Company
                    Los Angeles Refinery
                    1801 East Sepulveda Boulevard
                    Carson, CA 90749-6210
                    Attention: Refinery Manager
                    Fax Number 310-816-3316

          WEST BASIN MUNICIPAL WATER DISTRICT:
                    17140 South Avalon Boulevard, Suite 210
                    Carson, CA 90746-1296
                    Attention: General Manager
                    Fax Number 310-217-2414

          DOMINGUEZ:
                    Dominguez Water Corporation
                    21718 South Alameda Street
                    Long Beach, CA 90810-0351
                    Attention: President
                    Fax Number 310-834-3308

Each party may change its address or fax number for purposes of notices under this Agreement by giving the other parties notice of the change in writing.

     D.   INTEGRATION CLAUSE.   There are no other written or oral agreements
between the parties concerning the subject matter hereof.

     E. BENEFITS OF THIS AGREEMENT TO RESPECTIVE PARTIES. Nothing contained in this Agreement, expressed or implied, is intended to give any person other than West Basin, ARCO and Dominguez any right, remedy, or claim under or pursuant hereto or thereto, and any agreement or covenant required in this Agreement to be performed by or on behalf of West Basin, ARCO or Dominguez shall be for the sole and exclusive benefit of the other party or parties to this Agreement.

     F. CONFIDENTIALITY. During the course of performance of this Agreement, the parties may become aware of the business plans and operations of the other parties to this Agreement and operating and performance data of the Plant ("Information"). To the extent permitted by law the parties and their employees agree to keep such information confidential, and to guard it with the same methods and concern as they guard their own confidential information. The parties and their employees will not disclose such Information to third parties without first obtaining the consent of the other parties to this Agreement. Further the parties agree to use such information within their organizations only for the purposes of performing this Agreement.

     G.   INDEMNIFICATION.

          (1) PERSONAL INJURY AND PROPERTY DAMAGE. Each party hereto agrees to indemnify, and save harmless and defend the other parties hereto, their subsidiaries and affiliates their directors, officers, agents and employees from and against losses, costs, damage, injuries, liabilities claims and demands or causes of action of any nature whatsoever, arising or resulting from damage to or destruction of property, or death of or injury to persons, whether they be third persons, or the employees of the party or the party's contractors or subcontractors, to the extent of the indemnifying party's negligence. It is the intention of the parties hereto that liability for any such claims be apportioned among the parties on the basis of the respective party's comparative negligence.

          (2) PATENT AND INTELLECTUAL PROPERTY INDEMNIFICATION. No party shall use any information in the design, fabrication or construction of Improvements, or install or use any equipment in the Improvements, which involves any infringement of a patent or copyright or unauthorized use of a trade secrete of another in any manner. Any party using such infringing data or information shall hold the other parties harmless and defend them from and against any such claim of infringement. Further, the party so indemnifying the others shall obtain a non-infringing right to use such information equipment or data at its own sole expense, or shall replace the infringing information equipment or data with its functional equivalent at no expense to the other parties.

     H. INSURANCE. During the term of this Agreement each party shall maintain and provide the following types of insurance:

          (1) Worker's Compensation Insurance, including Occupational Disease, in accordance with the laws of California and Employer's Liability Insurance in the limit of not less than One Million Dollars ($1,000,000) per person per accident.

          (2) Commercial General Liability Insurance, including contractual liability, insuring the indemnity agreements set forth in this Agreement and products-completed operations coverage, with limits of not less than Five Million Dollars ($5,000,000) applicable to bodily injury, sickness or death in any one occurrence and Five Million Dollars ($5,000,000) for loss of or damage to property in any one occurrence.

          (3) Automobile Liability Insurance covering owned, non-owned and hired vehicles used by the party with limits of not less than One Million Dollars ($1,000,000) applicable to bodily injury, sickness or death of any one person and One Million Dollars ($1,000,000) for more than one person in any one occurrence, and Five Hundred Thousand ($500,000) for loss of or damage to property in any one occurrence.

          (4) West Basin shall self insure or provide Builder's Risk Insurance on an "All Risk" basis insuring the Plant and Discharge System on behalf of ARCO, West Basin, and its subcontractors in the course of construction including all materials intended to become a part of the completed Plant and Discharge System while in transit to the premises, while in fabrication or awaiting transit and during mechanical testing and until West Basin accepts the Plant and Discharge System. West Basin owned or rented construction tools and equipment are excluded. Further ARCO shall self insure or provide Builder's Risk Insurance on an "All Risk" basis insuring the Refinery Piping on behalf of West Basin, ARCO and its subcontractors in the course of construction including all materials intended to become part of the Refinery Piping while in transit to the premises, while in fabrication or awaiting transit and during mechanical testing and until ARCO accepts the Refinery Piping. ARCO owned or rented construction tools and equipment are excluded.

          (5) Each party hereto mutually agrees to waive all rights of recovery against each other and all subsidiaries, affiliates, agents, employees, invitees, servants, subcontractors, insurers, underwriters and such other parties as each may designate whether arising from insured or self-insured loss. Each party shall arrange for all insurance policies provided by each party with respect to this agreement to be endorsed to waive all right of subrogation in accordance with this provision.

          (6) Each Party hereto shall each furnish Certificates of Insurance to the other evidencing the insurance required hereunder. Each Certificate shall provide that thirty (30) day prior written notice of cancellation shall be provided to the Certificate Holder.

          (7) Each Party hereto shall require all of its contractors and subcontractors to obtain, maintain and keep in force during the time in which they are engaged in performing work hereunder, similar insurance coverage required hereunder. Each party shall require such contractors and subcontractors to furnish acceptable evidence of such insurance. Such evidence shall be maintained by each party and shall make such evidence available at a convenient site for inspection and review.

     I. MECHANIC'S LIENS. Each of the parties hereto covenants and agrees to keep the land upon which any Improvements are to be constructed, and the materials and equipment to be included in the Improvements free from any and all claims, liens, charges or encumbrances in the nature of mechanic's, labor or material liens or otherwise arising out of that portion of the construction or work to be performed by the particular party, or the particular party's contractors, agents or subcontractors.

     J. DRAWINGS AND DOCUMENTS. At the close of construction, each party will deliver to each of the other parties to this Agreement "as built" drawings of that portion of the Improvements constructed by that party upon ARCO property. ARCO shall deliver "as built" drawings on all items generated during the design and construction of the Refinery Piping to West Basin.

     K. FUTURE PRICING. By executing this agreement ARCO shall not prejudice its rights to purchase recycled water at a lower price in the future. If a change in policy by West Basin or the Dominguez Water Corporation, including execution of future agreements with other industrial customers would otherwise offer recycled water to such industrial customers at a lower price, this Agreement shall be amended to give ARCO such a lower price.

     Wherefore the parties hereto have executed this Agreement of Contract Relating to Delivery of Recycled Water to Dominguez Water Corporation and ARCO to be effective, subject to the conditions precedent outlined above, effective the 1st day of December, 1997.

                                    APPROVED:
                                    WEST BASIN MUNICIPAL WATER DISTRICT


                                    By:
                                       ---------------------------------------
                                       Paul D. Jones II,  Acting General Manager

APPROVED AS TO FORM:

-----------------------------------
Wayne K. Lemieux, District Counsel

                                    ARCO PRODUCTS COMPANY,
                                    A Division of Atlantic Richfield Company


                                    By:
                                       ----------------------------------------
                                       A. W. Johnson, Refinery Manager

APPROVED AS TO FORM:

By:
   --------------------------------
               , Counsel

                                    DOMINGUEZ WATER CORPORATION


                                    By:
                                       ----------------------------------------
                                              Brian Brady, President

APPROVED AS TO FORM:

By:
   --------------------------------